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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to registration statement on Form S-6 (the "Registration Statement") of our report dated March 9, 1999, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 19, 1999, relating to the financial statements and selected per unit data of New York Life Insurance and Annuity Corporation Variable Universal Life Separate Account-I. We also consent to the reference to us under the heading "Independent Accountants" which appears in such Prospectus.


PRICEWATERHOUSECOOPERS LLP
1177 Avenue of the Americas
New York, New York
April 16, 1999